EXHIBIT 99.1

SOURCE: AMS Health Sciences, Inc.

CONTACT: Robin Jacob
405-419-5802

AMS Health Sciences, Inc. Completes $2,000,000 Private Placement

OKLAHOMA CITY — July 5, 2006 -- AMS Health Sciences, Inc. (AMEX:AMM) announced today the successful completion of a $2,000,000 private placement financing through the sale of Secured Convertible Notes and Warrants to Laurus Master Fund Ltd. The net proceeds of the funding will be used primarily for sales and marketing. The note is a thirty-six month term, with the first twelve months being interest only and a twenty-four month amortization of principle. For a full description of the terms of the note, please refer to the Form 8 K filing on the Company’s website under Investor Relations (www.amsonline.com).

Ascendiant Securities LLC, a nationally ranked, NASD member investment banking firm and SEC registered broker-dealer based in Irvine, California served as placement agent.

“We are extremely pleased that our new partners, Ascendiant and Laurus, have joined us in our efforts to propel AMS to the forefront of network marketing companies”, stated Dr. Jerry W. Grizzle, President and CEO of AMS. “We have worked very hard in the past few months to stabilize our operations, return ourselves to profitability and position the Company to where we can focus 100% of our efforts toward driving sales and traffic in our network. The funds from this financing will be used to introduce sales and marketing promotions aimed at accomplishing those objectives.”

AMS Health Sciences sells more than 60 natural nutritional supplements, weight management products and natural skincare products through independent distributors across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com.

Ascendiant Securities provides corporate finance and related advisory services to its emerging public and private company clients. In 2005, Ascendiant Securities was ranked among the Top 10 most active placement agents in the United States for financing emerging public companies as tracked by Sagient Research Systems. This announcement is for information purposes only and should not be regarded as an offer or solicitation to buy or sell any financial instrument. For more information, please visit www.ascendiant.com.